 Filed pursuant to Rule 424(b)(4)
 Registration Nos. 333-272420 and 333-272508
Prospectus
38,500,000 Shares
Mobileye Global Inc.
Class A Common Stock
The selling stockholder identified in this prospectus, Intel Overseas Funding Corporation, a wholly owned subsidiary of Intel Corporation (“Intel”), is offering 38,500,000 shares of our Class A common stock. The shares of Class A common stock being offered by the selling stockholder represent shares of Class A common stock issuable to the selling stockholder upon conversion of shares of our Class B common stock held by the selling stockholder immediately prior to closing of this offering. See “Principal and Selling Stockholders.” We will not receive any proceeds from this offering.
Our Class A common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MBLY.” The last reported sale price of our Class A common stock on the Nasdaq on June 7, 2023 was $43.52 per share.
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting, transfer, and conversion rights. Each share of our Class A common stock is entitled to one vote. Each share of our Class B common stock is entitled to ten votes and is convertible at any time into one share of our Class A common stock, subject to certain conditions. Intel beneficially owns all of the outstanding shares of our Class B common stock representing approximately 99.3% of the voting power of our common stock. Immediately following the completion of this offering, Intel will continue to beneficially own all of the outstanding shares of our Class B common stock, which will represent approximately 88.3% of our outstanding common stock (or approximately 87.6% if the underwriters exercise their option to purchase additional shares of our Class A common stock in full) and approximately 98.7% of the voting power of our common stock (or approximately 98.6% if the underwriters exercise their option to purchase additional shares of our Class A common stock in full). As a result, we are and will continue to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management — Controlled Company Exemption.”
Investing in our common stock involves risks. See “Risk Factors” beginning on page 9, and the information in the section entitled “Item 1.A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) incorporated by reference herein, to read about certain factors you should consider before buying our common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$42.00	$1,617,000,000.00
Underwriting discounts and commissions(1)	$1.155	$44,467,500.00
Proceeds, before expenses, to the selling stockholder	$40.845	$1,572,532,500.00

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 5,775,000 shares of our Class A common stock at the public offering price less the underwriting discount.
The underwriters expect to deliver the shares of Class A common stock against payment on or about June 12, 2023.
Goldman Sachs & Co. LLCMorgan Stanley
Barclays	BofA Securities	Citigroup	Evercore ISI	J.P. Morgan
BNP PARIBAS	Mizuho	RBC Capital Markets	TD Cowen	Wolfe | Nomura Alliance
Needham & Company	Raymond James	Siebert Williams Shank	Tigress Financial Partners
Academy Securities	Blaylock Van, LLC	Cabrera Capital Markets LLC	CICC	Drexel Hamilton
Guzman & Company	Independence Point Securities	Loop Capital Markets
Prospectus dated June 7, 2023.

Basis of Presentation
In this prospectus, all references to “we,” “us,” “our,” our “company,” “Mobileye,” the “Company,” and similar terms refer to Mobileye Global Inc. and its consolidated subsidiaries, except as the context requires with respect to our historical results of operations as described in our historical financial statements incorporated by reference herein. References to “Moovit” refer to GG Acquisition Ltd., Moovit App Global Ltd., and their consolidated subsidiaries.
We have a 52- or 53-week fiscal year that ends on the last Saturday in December. Fiscal years 2021 and 2020 were 52-week fiscal years; fiscal year 2022 was a 53-week fiscal year. Fiscal year 2023 will be a 52-week fiscal year. The additional week in fiscal year 2022 was added to the first quarter, which consisted of 14 weeks. Any references to our performance for the years 2022, 2021 and 2020, are references to our fiscal years ended December 31, 2022, December 25, 2021 and December 26, 2020, respectively, and all references to our financial condition as of the end of 2022 and 2021 are references to the end of such fiscal years. Certain amounts, percentages, and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars, or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.
Neither we, the selling stockholder nor any of the underwriters has authorized anyone to provide you with different or additional information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have authorized for use with respect to this offering. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We, the selling stockholder and the underwriters are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, results of operations, and financial condition may have changed since the date of the applicable document.
Financial statements included in the documents incorporated by reference in this prospectus have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). We have included or incorporated by reference in this prospectus certain non-GAAP financial measures, as well as the reconciliations of those measures to the most directly comparable GAAP financial measures, as further described under “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Non-GAAP Financial Measures.” These non-GAAP measures are provided because our management uses these financial measures to make decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance.

i

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and the sections entitled “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Form 10-K incorporated by reference herein, and our historical financial statements and the accompanying notes incorporated by reference in this prospectus, before making an investment decision.
Company Overview
Mobileye is a leader in the development and deployment of advanced driver assistance systems (“ADAS”) and autonomous driving technologies and solutions. We pioneered ADAS technology more than 20 years ago and have continuously expanded the scope of our ADAS offerings, while leading the evolution to autonomous driving solutions.
Our portfolio of solutions is built upon a comprehensive suite of purpose-built software and hardware technologies designed to provide the capabilities needed to make the future of ADAS and autonomous driving a reality. These technologies can be harnessed to deliver mission-critical capabilities at the edge and in the cloud, advancing the safety of road users, and revolutionizing the driving experience and the movement of people and goods globally.
While today ADAS is central to the advancement of automotive safety, we believe that the future of mobility is autonomous. However, mass adoption of autonomous vehicles is still nascent. Full autonomy — where a human is not actively engaged in driving the vehicle for extended periods of time —  requires the autonomous driving solution to be capable of navigating any environment in any condition at any time. Additionally, developing a technology platform whose decision-making process and resulting actions are verifiable is critical to enabling autonomous driving solutions at scale. The ability to drive autonomously not only requires a substantial amount of data, but also a robust technology platform that can withstand the validation and audit process of global regulatory bodies. Finally, the autonomous driving solution needs to be produced at a cost that makes it affordable. We are building our technology platform to address these fundamental and significant challenges in order to enable the full spectrum of solutions, from ADAS to autonomous driving.
We believe that our industry-leading technology platform, built upon over 20 years of research, development, data collection and validation, and purpose-built software and hardware design, gives us a differentiated ability to not only deliver excellent safety ratings and maintain a leadership position with our ADAS solutions, but also to make the mass deployment of autonomous driving solutions a reality. We also believe that the breadth of our solutions, combined with our global customer base, represents a significant market opportunity for us. Our platform is modular by design, enabling our customers to productize our most advanced solutions today and then leverage those investments to launch even more advanced systems in a modular and incremental manner. Our solutions are also highly customizable, which allows our customers to benefit from our cutting-edge, verified, and validated core ADAS capabilities while also augmenting and differentiating their offerings.
We have experienced significant growth since our founding. For the three months ended April 1, 2023, our revenue was $458 million, representing an increase of 16% compared to the three months ended April 2, 2022. For 2022, 2021 and 2020, our revenue was $1.9 billion, $1.4 billion and $967 million, respectively, representing year-over-year growth of 35% in 2022. We currently derive substantially all of our revenue from our commercially deployed ADAS solutions. We recorded net losses of $79 million for the three months ended April 1, 2023, compared to $60 million for the three months ended April 2, 2022, and of $82 million, $75 million and $196 million in 2022, 2021 and 2020, respectively. Our Adjusted Net Income was $115 million for the three months ended April 1, 2023, compared to $120 million for the three months ended April 2, 2022, and $605 million, $474 million and $289 million for 2022, 2021 and 2020, respectively. Adjusted Net Income is a non-GAAP financial measure; see “Summary Consolidated Financial Information — Non-GAAP Financial Measures” below for a reconciliation of Adjusted Net Income to Net income (loss). The adjustments to reconcile net income (loss) with Adjusted Net Income are related to amortization of intangible assets, share-based compensation expenses and expenses related to the initial public offering of Mobileye (the “Mobileye IPO”) as well as the related income tax effects where applicable. The amortization of intangible assets consisting of developed technology, customer relationships and brands, is a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020. As noted elsewhere in this prospectus, the year ended December 31, 2022 contains an additional week as a result of 2022 being a 53-week fiscal year while 2021 and 2020 are 52-week fiscal years. However, the inclusion of the additional week does not have a material impact on our revenue and cost of revenue as the timing of deliveries to customers is not consistent from week-to-week. Further, most of our expenses (such as payroll) are incurred on a monthly basis and, as such, the accrual for the additional week does not materially impact our results of operations.
As of April 1, 2023, our solutions had been installed in approximately 800 vehicle models (including local country, year, and other vehicle model variations), and our System-on-Chips (“SoCs”) had been deployed in over 140 million vehicles. We are actively working with more than 50 Original Equipment Manufacturers (“OEMs”) worldwide on the implementation of our ADAS solutions. For the year ended December 31, 2022, we shipped approximately 33.7 million of our EyeQ® SoC and SuperVision™ systems, of which the substantial majority were EyeQ® SoCs. This represents an increase from approximately 28.1 million systems that we shipped in 2021 and approximately 19.7 million systems that we shipped in 2020. In the three months ended April 1, 2023, we shipped approximately 8.1 million of our systems, the substantial majority of which were EyeQ® SoCs. This represents an increase from the approximately 7.4 million of our systems that we shipped in the first three months of 2022.
Reorganization and Initial Public Offering
In October 2022, Intel completed the internal reorganization and design of our new public entity (the “Reorganization”) for purposes of the Mobileye IPO. The registration statement related to the Mobileye IPO was declared effective on October 25, 2022, and our Class A common stock began trading on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “MBLY” on October 26, 2022. Prior to the completion of the Mobileye IPO, we were a wholly-owned business of Intel. On November 1, 2022, we closed the sale of additional shares pursuant to the exercise of the underwriters’ option to purchase additional shares in full. As of May 15, 2023, Intel directly or indirectly held all of the Class B common stock of Mobileye, which represented approximately 93.1% of our outstanding common stock and 99.3% of the voting power of our outstanding common stock. Upon completion of this offering, Intel will own all of our outstanding Class B common stock, which will represent approximately 88.3% of our outstanding common stock (or 87.6% if the underwriters exercise their option to purchase additional shares in full), and 98.7% of the voting power of our outstanding common stock (or approximately 98.6% if the underwriters exercise their option to purchase additional shares in full).
Corporate Information
Mobileye was founded in Israel in 1999. Our co-founder, Professor Amnon Shashua, is our President and Chief Executive Officer. Our principal executive offices are located at Har Hotzvim, 13 Hartom Street, Jerusalem 9777513, Israel, and our phone number is +972-2-541-7333. Our website address is www.mobileye.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.
Trademarks and Trade Names
The Mobileye name, our logo, and other trademarks mentioned in this prospectus, including, among others, EyeQ®, EyeQ Ultra™, EyeQ Kit™, Road Experience Management™, REM™, True Redundancy™, Mobileye Chauffeur™, Mobileye Drive™, Mobileye SuperVision™, and Moovit, are the property of Mobileye. Trade names, trademarks, and service marks of other companies appearing or incorporated by reference in this prospectus are the property of their respective holders.
Recent Developments
As of May 15, 2023, we have achieved ADAS design wins with 10 separate OEMs in 2023 year-to-date.

On May 9, 2023, the sports car manufacturer Dr. Ing. h.c. F. Porsche AG (“Porsche”) announced that it had entered into a strategic collaboration for series production of premium ADAS solutions with Mobileye. In future models, Porsche plans to offer automated assistance and navigate-on-pilot functions based on the Mobileye SuperVisionTM technology platform, an eyes-on hands-off premium ADAS solution (where driver remains responsible for monitoring the system) across a defined operational design domain. Mobileye’s SuperVisionTM technology can also be used by other VW Group brands as a platform solution. With Mobileye SuperVisionTM , cars can under a driver’s responsible monitoring, follow the navigations routes chosen by the driver, autonomously change lanes and automatically overtake slower vehicles on multi-lane roads. The system monitors the environment with eleven cameras and supporting radar fusion perception. Other components include high-resolution maps (‘Road Experience Management’) and the Mobileye EyeQ®6 High Systems-on-a-Chip (SoC). This highly efficient combination of software and hardware uses artificial intelligence to perform the driver assistance functions.
The addition of Porsche as a SuperVisionTM customer is expected to result in the continued expansion of the number of OEMs that will be utilizing our Road Experience ManagementTM mapping technology. We now expect that vehicles from 9 OEMs will integrate REM technology by 2025.
On May 17, 2023, Mobileye and MAN Truck & Bus SE announced a collaboration to explore autonomy in public transit, integrating state-of-the-art autonomous vehicle technology into the city buses of MAN, beginning with a pilot test phase that includes a safety driver. This builds on Mobileye’s strategy of working closely with vehicle manufacturers to integrate autonomous vehicle technology seamlessly across platforms.
Risk Factor Summary
Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors” in this prospectus and the section entitled “Item 1.A. Risk Factors” in our 2022 Form 10-K, which is incorporated by reference in this prospectus, and include:
•
If we are unable to develop and introduce new solutions and improve existing solutions in a cost-effective and timely manner, our business, results of operations, and financial condition would be adversely affected.

•
We invest significantly in research and development, and to the extent our research and development efforts are unsuccessful, our competitive position would be negatively impacted and our business, results of operations, and financial condition would be adversely affected.

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We operate in a highly competitive market.

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We have experienced and may continue to experience constraints in the supply of our EyeQ® SoCs or ECUs for our SuperVision™ systems as the result of the global semiconductor shortage, and future shortages in the supply of our EyeQ® SoCs, ECUs for our SuperVision™ systems or other critical parts would adversely affect our business, results of operations, and financial condition.

•
We face additional supply chain risks and risks of interruption of requisite services, including, as a result of our reliance on a single supplier or limited suppliers and vendors, for certain components, equipment, and services.

•
Increases in costs of the materials and other components that we use in our solutions would adversely affect our business, results of operations, and financial condition.

•
Our business may suffer from claims relating to, among other things, actual or alleged defects in our solutions, or if our solutions actually or allegedly fail to perform as expected, and publicity related to these claims could harm our reputation and decrease demand for our solutions or increase regulatory scrutiny of our solutions.

•
We invest significant effort and money seeking OEM selection of our solutions, and there can be no assurance that these efforts will result in the selection of our solutions for use in production models. If we fail to achieve a design win after incurring substantial expenditures in these efforts, our future business, results of operations, and financial condition would be adversely affected.

•
There is no guarantee that our customers will purchase our solutions in any certain quantity or at any certain price even after we achieve design wins, and there may be significant delays between the time we achieve a design win until we realize revenue from the vehicle model.

•
We depend on a limited number of Tier 1 customers and OEMs for a substantial portion of our revenue, and the loss of, or a significant reduction in sales to, one or more of our major Tier 1 customers and/or the discontinued incorporation of our solutions by one or more major OEMs in their vehicle models would adversely affect our business, results of operations, and financial condition.

•
We are highly dependent on the services of Professor Amnon Shashua, our President and Chief Executive Officer.

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If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

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We face integration risks and costs associated with companies, assets, employees, products, and technologies that we have or that we may acquire, including with our acquisition of Moovit.

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Interruptions to our information technology systems and networks and cybersecurity incidents could adversely affect our business, results of operations, and financial condition.

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Security breaches and other disruptions of our in-vehicle systems and related data could impact the safety of our end users and reduce confidence in us and our solutions.

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The current uncertain economic environment and inflationary conditions may adversely affect global vehicle production and demand for our solutions.

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If OEMs are unable to maintain and increase consumer acceptance of ADAS and autonomous driving technology, our business, results of operations, and financial condition would be adversely affected.

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Our business, results of operations, and financial condition may be adversely affected by changes in automotive safety regulations or concerns that could increase our costs or delay or halt adoption of our solutions.

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The dual class structure of our common stock has the effect of concentrating voting control with Intel, and Intel will beneficially own all shares of our Class B common stock, representing a majority of the shares of our common stock and approximately 98.7% of the voting power of our outstanding common stock following this offering. This will limit or preclude your ability to influence corporate matters.

•
We may have conflicts of interest with Intel, and because of (i) certain provisions in our amended and restated certificate of incorporation relating to related person transactions and corporate opportunities, (ii) agreements we have with Intel in connection with the Mobileye IPO, and (iii) Intel’s controlling beneficial ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

•
Sales of a substantial number of shares of our Class A common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

THE OFFERING
Issuer	Mobileye Global Inc.
Class A common stock offered by the selling stockholder	38,500,000 shares
Option to purchase additional shares of Class A common stock	The selling stockholder has granted the underwriters an option to purchase up to 5,775,000 additional shares of Class A common stock. The underwriters may exercise this option at any time within 30 days from the date of this prospectus. See “Underwriting.”
Class A common stock to be outstanding after this offering	94,162,090 shares (or 99,937,090 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Class B common stock to be outstanding after this offering	711,500,000 shares (or 705,725,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Total shares of common stock to be outstanding after this offering	805,662,090 shares
Use of Proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock in this offering (including any sales pursuant to the underwriters’ option to purchase additional shares from the selling stockholder).
See “Use of Proceeds.”
Voting power held by holders of Class A common stock after giving effect to this offering	1.3% (or 1.4% if the underwriters exercise their right to purchase additional shares of Class A common stock in full).
Voting power held by holders of Class B common stock after giving effect to this offering	98.7% (or 98.6% if the underwriters exercise their right to purchase additional shares of Class A common stock in full).
Voting rights	Each share of our Class A common stock is entitled to one vote. Each share of our Class B common stock is entitled to ten votes.
The holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by Delaware law or our amended and restated certificate of incorporation.
Conversion of Class B common stock	The shares of Class A common stock being sold hereunder by the selling stockholder (including any shares the underwriters may purchase pursuant to their option to purchase additional shares) will be issued upon the automatic conversion of an equivalent number of shares of Class B common stock upon the transfer of such shares and, accordingly, purchasers will receive shares of Class A common stock.
Concentration of ownership	Intel, which beneficially owns all of the outstanding shares of our Class B common stock prior to this offering, will beneficially own approximately 98.7% of the voting power of our common stock (or approximately 98.6% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) after the completion of this offering.
We are, and will continue to be immediately following this offering, a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Item 10. Directors, Executive Officers and Corporate Governance” in our 2022 Form 10-K.
Nasdaq symbol	“MBLY”
Risk Factors	See “Risk Factors” and the other information included in and incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.
The number of shares of our common stock to be outstanding immediately after this offering:
•
is based on 55,662,090 shares of our Class A common stock and 750,000,000 shares of our Class B common stock outstanding as of May 15, 2023;

•
excludes 26,951,903 shares of our Class A common stock reserved for future issuance under our equity incentive plan as of May 15, 2023; and

•
excludes 9,393,507 shares of our Class A common stock issuable upon vesting and settlement of RSU awards outstanding under our equity incentive plan as of May 15, 2023.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
Set forth below is summary consolidated financial information. The summary consolidated balance sheet information as of April 1, 2023, December 31, 2022 and December 25, 2021, and the summary consolidated statements of operations information for the three months ended April 1, 2023 and April 2, 2022 and the years ended December 31, 2022, December 25, 2021 and December 26, 2020 have been derived from our consolidated financial statements incorporated by reference in this prospectus.
The summary consolidated financial information may not be indicative of our future performance. You should read the summary financial information presented below in conjunction with the information included in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our 2022 Form 10-K and our Quarterly Report on Form 10-Q filed on May 11, 2023 (the “Q1 Quarterly Report”), which are incorporated by reference in this prospectus.
	Three Months Ended		Year Ended
	April 1, 2023	April 2, 2022	December 31, 2022	December 25, 2021	December 26, 2020
	(in millions, except per share data)
Revenue	$458	$394	$1,869	$1,386	$967
Gross profit	207	176	922	655	376
Operating loss	(81)	(46)	(37)	(57)	(213)
Net income (loss)	(79)	(60)	(82)	(75)	(196)
Adjusted Net Income(1)	115	120	605	474	289
Earnings (loss) per share, basic and diluted	(0.10)	(0.08)	(0.11)	(0.10)	(0.26)

(1)
Adjusted Net Income is a non-GAAP financial measure. See “— Non-GAAP Financial Measures” below for a reconciliation of Adjusted Net Income to net income (loss).

	As of
	April 1, 2023	December 31, 2022	December 25, 2021
	(in millions)
Cash and cash equivalents	$1,161	$1,024	$616
Total assets(1)	15,462	15,441	16,655
Total equity	14,787	14,794	15,889

(1)
Includes goodwill and intangible assets, net, in the amounts of $13,289 million, $13,422 million and $13,966 million as of April 1, 2023, December 31, 2022 and December 25, 2021, respectively.

Non-GAAP Financial Measures
In addition to our financial results determined in accordance with GAAP, our management uses Adjusted Net Income, a non-GAAP measure, as a key measure in operating our business. We use Adjusted Net Income to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use Adjusted Net Income to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. Adjusted Net Income is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for Adjusted Net Income to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of Adjusted Net Income to its most directly comparable GAAP financial measure, as well as our consolidated financial statements and related notes in our 2022 Form 10-K and our Q1 Quarterly Report, which are incorporated by reference herein.
Adjusted Net Income
We define Adjusted Net Income as net income (loss) presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense and expenses related to the Mobileye IPO, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating Adjusted Net Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These amortization charges relate to intangible assets consisting of developed technology, customer relationships and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020.
We believe that the exclusion of share-based compensation expense from Adjusted Net Income is appropriate because it eliminates the impact of non-cash expenses for equity-based compensation costs that are based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that are unrelated to their core operating performance and that can be outside of their control. Although we exclude share-based compensation expenses from Adjusted Net Income, equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, and may increase in future periods.
We believe that the exclusion of expenses related to the Mobileye IPO is appropriate as they represent items that management believes are not indicative of our ongoing operating performance. These expenses are primarily composed of legal, accounting and professional fees incurred in connection with the Mobileye IPO that were included within general and administrative expenses.
Set forth below is the reconciliation of net income (loss) to Adjusted Net Income:
	Three Months Ended		Year Ended
	April 1, 2023	April 2, 2022	December 31, 2022	December 25, 2021	December 26, 2020
	$ in millions
Net income (loss)	$(79)	$(60)	$(82)	$(75)	$(196)
Add: Amortization of acquired intangible assets	133	149	544	509	450
Add: Share-based compensation expense	72	40	174	97	85
Add: Expenses related to the Mobileye IPO	—	—	4	—	—
Less: Income tax effects	(11)	(9)	(35)	(57)	(50)
Adjusted net income	$115	$120	$605	$474	$289

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below together with other information set forth in this prospectus or incorporated by reference herein, including the sections titled “Risk Factors,” which includes risk factors related to our business and Class A common stock, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes, incorporated by reference herein from our 2022 Form 10-K and our Q1 Quarterly Report before deciding to invest in our Class A common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, prospects, results of operations, and cash flow could be materially and adversely affected. In that case, the market price of our Class A common stock could decline and you may lose all or a part of your investment. The risks discussed below or incorporated by reference are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, prospects, results of operations, or cash flows. We cannot assure you that any of the events discussed in the risk factors below will not occur. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to this Offering and Our Class A Common Stock
Sales of a substantial number of shares of our Class A common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Class A common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. As of May 15, 2023, we had outstanding 55,662,090 shares of Class A common stock and 750,000,000 shares of Class B common stock. The 47,150,000 shares of Class A common stock that were sold by us in the Mobileye IPO and the 38,500,000 shares of Class B common stock that will be converted into the 38,500,000 shares of Class A common stock that the selling stockholder is selling in this offering, may be resold in the public market immediately without restriction, unless purchased by our affiliates. The remaining shares of Class A common stock (including Class A common stock issuable upon the conversion of Class B common stock and the 4,761,905 shares of Class A common stock that were sold in a private placement concurrently with the Mobileye IPO), are subject to restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), which generally permitted their resale beginning in April 2023 subject, in the case of our affiliates, to manner of sale and volume limits. In addition, in connection with this offering, we and the selling stockholder have agreed or will agree pursuant to a lock-up agreement with the underwriters in this offering that, through and including the 90th day after the date of this prospectus, subject to certain exceptions, we and the selling stockholder will not, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, sell shares (other than, with respect to the selling stockholder, the shares to be sold by it in this offering) of Class A common stock (including, with respect to the selling stockholder, Class A common stock issuable upon the conversion of Class B common stock). Moreover, following the expiration of this 90-day period, the selling stockholder will have the right, subject to specified conditions, to require us to file registration statements covering their shares (upon conversion into Class A common stock) or to include their shares in registration statements that we may file for ourselves or other stockholders. We have also registered all shares of Class A common stock that we may issue under our equity compensation plans, which can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements entered into in connection with the Mobileye IPO.
Risks Related to Our Business
Please see Item 1.A. in our 2022 Form 10-K incorporated by reference herein for risks related to our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. Mobileye and its representatives may also, from time to time, make certain forward-looking statements in publicly released materials, both written and oral, including statements contained in filings with the SEC, press releases, and our reports to stockholders. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “may,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth, and cash flows) and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. All statements that address our future operating performance or events or developments that we expect or anticipate will occur in the future are forward-looking statements.
Forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events, developments and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.
Forward-looking statements contained in this prospectus or the documents incorporated by reference herein may include, but are not limited to, statements about:
•
future business, social and environmental performance, goals and measures;

•
our anticipated growth prospects and trends in markets and industries relevant to our business;

•
business and investment plans;

•
expectations about our ability to maintain or enhance our leadership position in the markets in which we participate;

•
future consumer demand and behavior;

•
future products and technology, and the expected availability and benefits of such products and technology;

•
development of regulatory frameworks for current and future technology;

•
projected cost and pricing trends;

•
future production capacity and product supply;

•
potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated;

•
the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services;

•
uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances;

•
future responses to and effects of the COVID-19 pandemic;

•
availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends;

•
tax- and accounting-related expectations; and

•
other statements described herein under the section entitled “Risk Factors” and in our 2022 Form 10-K and Q1 Quarterly Report incorporated by reference herein, including under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as applicable.
The risk factors discussed under the section entitled “Risk Factors” included herein, and the section entitled “Item 1A. Risk Factors” in our 2022 Form 10-K incorporated by reference herein, could cause our results to differ materially from those expressed in the forward-looking statements made in this prospectus or the documents incorporated by reference herein. There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

DILUTION
If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share. Our net tangible book value (deficit) as of April 1, 2023 was $1,498 million, or $1.87 per share. Our net tangible book value per share represents total tangible assets less total liabilities divided by the number of shares of our common stock outstanding as of April 1, 2023.
We determine dilution by subtracting the net tangible book value per share from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:
Public offering price per share	$42.00
Net tangible book value (deficit) per share as of April 1, 2023	$1.87
Dilution per share to new investors participating in this offering	$40.13

USE OF PROCEEDS
All shares being sold in this offering are being sold by the selling stockholder, and we will not receive any proceeds from the sale of the shares of our Class A common stock in this offering, including from any exercise by the underwriters of their option to purchase additional shares from the selling stockholder.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of May 15, 2023 by:
•
the selling stockholder;

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of any class of our common stock;

•
each of our directors and named executive officers individually; and

•
all of our directors and executive officers as a group.

The number of shares of common stock outstanding before this offering and the corresponding percentage of beneficial ownership are based on 55,662,090 shares of our Class A common stock and 750,000,000 shares of our Class B common stock outstanding as of May 15, 2023. The number of shares of common stock outstanding after this offering and the corresponding percentage of beneficial ownership are based on the number of shares of common stock issued and outstanding as of May 15, 2023, and are shown assuming no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares from the selling stockholder in full, the selling stockholder would hold shares representing approximately 98.6% of the voting power of our common stock following the completion of the offering.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after May 15, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares of Common Stock Beneficially Owned Before this Offering						Shares of Common Stock Beneficially Owned After this Offering
	Class A		Class B		% of Total Voting Power Pre- Offering		Class A		Class B		% of Total Voting PowerPost- Offering
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class		Shares of Class Common A Common Stock Offered Hereby	Shares	% of Class	Shares	% of Class
Selling Stockholder
Intel Corporation(1)	—	—	750,000,000	100%	99.3%	38,500,000	—	—	711,500,000	100%	98.7%
5% Stockholders
Baillie Gifford & Co.(2)	6,190,476	11.1%	—	—	*	—	6,190,476	6.6%	—	—	*
FMR LLC(3)	2,631,819	4.7%	—	—	*	—	2,631,819	2.8%	—	—	*
General Atlantic, L.P.(4)	4,761,905	8.6%	—	—	*	—	4,761,905	5.1%	—	—	*
Norges Bank (the Central Bank of Norway)(5)	12,085,900	21.7%	—	—	*	—	12,085,900	12.8%	—	—	*
Prudential Financial Inc. and affiliates(6)	8,710,759	15.6%	—	—	*	—	8,710,759	9.3%	—	—	*
Named Executive Officers and Directors(7)
Amnon Shashua	746,667	1.3%	—	—	*	—	746,667	*	—	—	*

	Shares of Common Stock Beneficially Owned Before this Offering						Shares of Common Stock Beneficially Owned After this Offering
	Class A		Class B		% of Total Voting Power Pre- Offering		Class A		Class B		% of Total Voting PowerPost- Offering
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class		Shares of Class Common A Common Stock Offered Hereby	Shares	% of Class	Shares	% of Class
Patrick P. Gelsinger	120,000	*	—	—	*	—	120,000	*	—	—	*
Anat Heller	61,169	*	—	—	*	—	61,169	*	—	—	*
Gavriel Hayon	43,515	*	—	—	*	—	43,515	*	—	—	*
Shai Shalev-Shwartz	190,476	*	—	—	*	—	190,476	*	—	—	*
Nimrod Nehushtan	30,878	*	—	—	*		30,878	*	—	—	*
Eyal Desheh	10,000	*	—	—	*	—	10,000	*	—	—	*
Jon M. Huntsman Jr	—	*	—	—	*	—	—	*	—	—	*
Claire McCaskill	41,000	*	—	—	*	—	41,000	*	—	—	*
Christine Pambianchi	70,000	*	—	—	*	—	70,000	*	—	—	*
Frank D. Yeary	27,500	*	—	—	*	—	27,500	*	—	—	*
Saf Yeboah-Amankwah	47,519	*	—	—	*	—	47,519	*	—	—	*
All executive officers and directors as a group (12 persons)	1,388,724	2.5%	—	—	*	—	1,388,724	1.5%	—	—	*

*
Less than one percent.

(1)
Includes 750,000,000 shares of our Class B common stock held directly by Intel Overseas Funding Corporation. Intel Corporation has dispositive voting and investment power over and therefore beneficial ownership of the shares held by Intel Overseas Funding Corporation. The principal business address of each of Intel Corporation and Intel Overseas Funding Corporation is 2200 Mission College Blvd. Santa Clara, CA 95052.

(2)
Baillie Gifford & Co. (Scottish Partnership) filed a Schedule 13G/A with the SEC on January 25, 2023 to report beneficial ownership of 6,190,476 shares of our Class A common stock. Baillie Gifford & Co. (Scottish Partnership) reports that it has sole power to dispose of 6,190,476 shares and has sole power to vote with respect to 6,190,476 shares. The address of Baillie Gifford & Co. (Scottish Partnership) is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. Information regarding beneficial ownership of our Class A common stock by Baillie Gifford & Co. (Scottish Partnership) is included herein in reliance on the aforementioned Schedule 13G/A.

(3)
FMR LLC filed a Schedule 13G with the SEC on February 9, 2023 to report beneficial ownership of 2,631,819 shares of our Class A common stock. FMR LLC reports that it has sole power to dispose of 2,631,819 shares and has sole power to vote with respect to 2,631,819 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Information regarding beneficial ownership of our Class A common stock by FMR LLC is included herein in reliance on the aforementioned Schedule 13G.

(4)
General Atlantic, L.P. (“GA LP”), General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), General Atlantic (SPV) GP, LLC (“GA SPV”), General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”), General Atlantic GenPar, L.P. (“GA GenPar”), General Atlantic (ME), L.P. (“GA ME”), GAP (Bermuda) L.P. (“GAP Bermuda”), General Atlantic (Lux) S.à.r.l. (“GA Lux”), General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”), and General Atlantic Partners (Lux) SCSp (“GAP Lux”) (collectively, the “GA Entities”) filed a Schedule 13G with the SEC on November 7, 2022 to report beneficial ownership of 4,761,905 shares of our Class A common stock. Each of the GA Entities may be deemed to have sole voting power and sole dispositive power with respect to 4,761,905 shares and also shared voting power and shared dispositive power with respect to 4,761,905 shares. The mailing address of GA LP, GAP 100, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA GenPar, GA SPV and GA ME is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU, GenPar Bermuda and GAP Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The mailing address of GA Lux, GA GenPar Lux, and GAP Lux is Luxembourg is 412F, Route d’Esch, L-1471 Luxembourg. Information regarding beneficial ownership of our Class A common stock by General Atlantic, L.P. and the other GA Entities is included herein in reliance on the aforementioned Schedule 13G.
(5)
Norges Bank (the Central Bank of Norway) (“Norges Bank”) filed a Schedule 13G/A with the SEC on February 14, 2023 to report beneficial ownership of 12,085,900 shares of our Class A common stock. Norges Bank reports that it has sole power to dispose of 12,085,900 shares and has sole power to vote with respect to 12,085,900 shares. The address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum NO 0107, Oslo, Norway. Information regarding beneficial ownership of our Class A common stock by Norges Bank is included herein in reliance on the aforementioned Schedule 13G/A.

(6)
Includes shares of our Class A common stock held by Prudential Financial Inc. (“Prudential”) and its 100% wholly owned subsidiary, Jennison Associated LLC (“Jennison”). Prudential filed a Schedule 13G with the SEC on April 10, 2023 to report beneficial ownership of 8,491,190 shares of our Class A common stock, of which it has sole voting power and sole dispositive power with respect to 26,465 shares and shared voting power and shared dispositive power with respect to 8,464,725 shares. Jennison filed a Schedule 13G with the SEC on April 10, 2023 to report beneficial ownership of 8,710,759 shares of our Class A common stock, of which it has sole voting power with respect to 8,252,183 shares and shared dispositive power with respect to 8,710,759 shares. As a result of its role as an investment advisor to several investment companies, insurance separate accounts and institutional clients (the “Managed Portfolios”), Jennison may be deemed to be the beneficial owner of shares held by the Managed Portfolios and may have the power to direct the exercise of voting and/or dispositive power with respect to such shares. As a result of its parent/subsidiary relationship with Jennison, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to shares held by the Managed Portfolios. The address of Prudential is 751 Broad Street, Newark, NJ 07102-3777 and the address of Jennison is 466 Lexington Avenue, New York, NY 10017. Information regarding the beneficial ownership of our Class A common stock by Prudential and Jennison is included herein in reliance on the aforementioned Schedule 13G’s.

(7)
Unless otherwise indicated, the principal business address of each person is c/o Mobileye Global Inc., Har Hotzvim, 13 Hartom Street P.O. Box 45157 Jerusalem 9777513, Israel.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of our Class A common stock by non-U.S. holders (as defined below) who acquire such shares in this offering and hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder, and administrative rulings and interpretations and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretation at any time, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, dealers in securities, traders in securities that elect a mark-to-market method of tax accounting, insurance companies, retirement plans, mutual funds, tax-exempt entities, holders who acquired shares of our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates and former citizens or former long-term residents of the United States, and holders who hold shares of our Class A common stock as part of a straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax, the alternative minimum tax or U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations (including any U.S. federal estate or gift tax considerations) of owning and disposing of shares of our Class A common stock.
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is not any of the following:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal tax purposes holds shares of our Class A common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding shares of our Class A common stock and partners in such partnerships should consult their tax advisors.
Prospective holders of our Class A common stock should consult with their tax advisors regarding the tax consequences to them (including the application and effect of any state, local, non-U.S. income and other tax laws) of the ownership and disposition of shares of our Class A common stock.
Distributions on Our Class A Common Stock
A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our Class A common stock, though not below zero, and, to the extent such distribution exceeds the adjusted basis in the non-U.S. holder’s shares of our Class A common stock, as gain from the sale or exchange of such shares.
In general, subject to the discussion below under “— FATCA,” any distributions we make to a non-U.S. holder with respect to its shares of our Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate specified by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder within the U.S.). In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying its entitlement to benefits under a treaty.
Dividends effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the U.S. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, subject to certain adjustments.
Gain on Sale or Other Disposition of Our Class A Common Stock
In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of our Class A common stock unless:
•
the gain is “effectively connected” with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•
the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•
we are or have been a “U.S. real property holding corporation” (as described below) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Class A common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.
Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurances in this regard, we believe that we are not currently, and do not anticipate becoming, a U.S. real property holding corporation.
FATCA
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends on shares of our Class A common stock and sales or redemption proceeds from dispositions of shares of our Class A common stock to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which shares of our Class A common stock are held will affect the determination of whether such withholding is required. Proposed U.S. Treasury regulations would eliminate the requirements under FATCA in respect of withholding on gross proceeds from sales, exchanges or dispositions of our Class A common stock, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our Class A common stock. Unless a non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. A non-U.S. holder may also be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless such non-U.S. holder complies with certification procedures to establish that such non-U.S. holder is not a U.S. person or otherwise establishes an exemption. A non-U.S. holder’s provision of a properly executed applicable IRS Form W-8 certifying its non-U.S. status will permit such holder to avoid backup withholding.
Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING
We, the selling stockholder and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase from the selling stockholder the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC	12,495,000
Morgan Stanley & Co. LLC	8,995,000
Barclays Capital Inc.	2,031,746
BofA Securities, Inc.	2,031,746
Citigroup Global Markets Inc.	2,031,746
Evercore Group L.L.C.	2,031,746
J.P. Morgan Securities LLC	2,031,746
BNP Paribas Securities Corp.	1,470,100
Mizuho Securities USA LLC	1,470,100
RBC Capital Markets, LLC	1,470,100
Cowen and Company, LLC	708,750
Nomura Securities International, Inc.	149,625
WR Securities, LLC	7,875
Needham & Company LLC	157,500
Raymond James & Associates, Inc.	157,500
Siebert Williams Shank & Co., LLC	157,500
Tigress Financial Partners LLC	157,500
Academy Securities, Inc.	118,090
Blaylock Van, LLC	118,090
Cabrera Capital Markets LLC	118,090
China International Capital Corporation Hong Kong Securities Limited	118,090
Drexel Hamilton, LLC	118,090
Guzman & Company	118,090
Independence Point Securities LLC	118,090
Loop Capital Markets LLC	118,090
Total	38,500,000
The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters will have an option to purchase up to an additional 5,775,000 shares of Class A common stock from the selling stockholder. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 5,775,000 additional shares.

	No Exercise	Full Exercise
Per Share	$1.155	$1.155
Total	$44,467,500.00	$51,137,625.00
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.693 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and the selling stockholder have agreed or will agree with the underwriters that, through and including the 90th day after the date of this prospectus (the “Lock-Up Period”), subject to certain exceptions, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, (1) offer, sell, contract to sell, pledge, grant any option right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (including, without limitation, shares that are beneficially owned by such holder), (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such holder or someone other than such holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether any such transaction or arrangement described in clause (1) or (2) (or instrument provided for thereunder) would be settled by delivery of our common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or (4) otherwise publicly announce any intention to engage in or cause any action or activity described in clauses (1), (2) or (3) above.
Subject to certain additional limitations, including those relating to public filings required to be or voluntarily made in connection with a transfer, the above restrictions on the selling stockholder do not apply to:
(i)
transfers as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii)
transfers upon death by will, testamentary document or intestate succession;

(iii)
transfers to a partnership, limited liability company or other entity of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(iv)
transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above;

(v)
transfers by a corporation, partnership, limited liability company or other business entity, to (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Act) of the party, or to any investment fund or other entity which fund or entity is controlled or managed by the holder or its affiliates, or (B) as part of a distribution by to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(vi)
transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(vii)
transfers to us from one of our employees or service providers upon death, disability or termination of employment, in each case, of such employee or service provider;

(viii)
transfers of shares acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing of this offering;

(ix)
transfers in connection with the vesting, settlement or exercise of RSUs, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfers to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such RSUs, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in this prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the restrictions hereof;

(x)
the entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer of shares of common stock, provided that shares of common stock subject to such plan may not be sold during the Lock-Up period;

(xi)
transfers pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction that is approved by our board of directors and made to all holders of our common stock, and which involves a change in control; or

(xii)
transfers made with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the underwriters.

The restrictions on us set forth above are subject to certain exceptions, including with respect to:
(i)
the issuance of the shares of Class A common stock upon conversion of shares of Class B common stock to be sold to the underwriters pursuant to the underwriting agreement;

(ii)
the grant of options to purchase or the issuance of shares of common stock or securities convertible into, convertible into, exchangeable for or that represent the right to receive shares of common stock, including restricted stock units, pursuant to our equity compensation plans described in this prospectus, provided that any such options or securities shall not vest during the Lock-Up Period;

(iii)
the entry into an agreement providing for the issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with (A) the acquisition by us or any of our subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement or (B) joint ventures, commercial relationships, debt financings, charitable contributions, or other strategic transactions, provided that the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to clause (A) and (B) may not exceed 10% of the total number of shares of common stock outstanding immediately following this offering; or

(iv)
the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to our equity incentive plans described in this prospectus.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC may, in their discretion, release any of the securities subject to these lock-up agreements at any time.
In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the closing of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market, or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.
We will also agree to reimburse the underwriters for expenses in an amount not to exceed $35,000 relating to clearance of this offering with the Financial Industry Regulatory Authority. We and the selling stockholder will also agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with whom we have relationships. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

Selling Restrictions
European Economic Area
In relation to each EEA Member State (each a “Relevant Member State”), no shares of Class A common stock have been offered or will be offered pursuant to the Offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares of Class A common stock may be offered to the public in that Relevant Member State at any time:
a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of Class A common stock shall require the Company and/or Selling Shareholders or any Bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of Class A common stock under, the Offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the Underwriters and their affiliates and the Company that:
a)
it is a qualified investor within the meaning of the Prospectus Regulation; and

b)
in the case of any shares of Class A common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of Class A common stock acquired by it in the Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Global Coordinators has been given to the offer or resale; or (ii) where the shares of Class A common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of Class A common stock to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the Underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Joint Global Coordinators of such fact in writing may, with the prior consent of the Joint Global Coordinators, be permitted to acquire shares of Class A common stock in the Offering.
United Kingdom
This Prospectus and any other material in relation to the shares of Class A common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this Prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares of Class A common stock may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares of Class A common stock are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares of Class A common stock will be engaged in only with, the Relevant Persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this Prospectus or any of its contents.
No shares of Class A common stock have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:
a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or

c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares of Class A common stock shall require the Company and/or any Underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any shares of Class A common stock in the Offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the Underwriters and their affiliates that it meets the criteria outlined in this section.
Israel
This prospectus does not constitute a prospectus as defined under the Israeli Securities Law (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (as it may be amended from time to time, the “Addendum”), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A common stock may not be circulated or distributed, nor may our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our Class A common stock should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Switzerland
The Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, our company or our Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A common stock.

Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our Class A common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our Class A common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Kesselman & Kesselman (“PwC”) completed an independence assessment to evaluate the services and relationships with the Company and its affiliates that may bear on PwC’s independence under the SEC and the PCAOB independence rules for the audit periods commencing December 30, 2018 through December 31, 2022. As described below, services and relationships were found to exist at controlled subsidiaries of the Company’s indirect parent, Intel Corporation and/or benefitting an upstream affiliate of the Company, within the audit period which are not in accordance with the independence standards of Regulation S-X and the PCAOB.
•
Prior to December 30, 2018 and through January 2022, certain member firms of PricewaterhouseCoopers International Limited (“PwC member firms”) performed certain payroll and human resource administrative services inconsistent with Rule 2-01 of Regulation S-X, which included records administration, employee registration with local authorities, statistical reporting and signing and stamping declarations on behalf of Intel Corporation, transmission of payroll information to banks and to third party service providers for actual payment, data storage of employee data, as well as manually and/or electronically distributing pay stubs to employees of Intel Corporation.

•
From July 2020 through December 2021, a PwC member firm provided services pursuant to a contingent fee arrangement.

•
From June 2021 through January 2022, certain PwC member firms provided non-audit services for which certain activities inconsistent with Rule 2-01 of Regulation S-X were performed, which were hosting applications, filing a document with a non-taxing authority and making a payment on behalf of an affiliate.

•
Certain professionals of PwC member firms who are covered persons with respect to the audit of the Company under PCAOB standards hold shares in Intel Corporation. Ownership of shares in Intel Corporation is prohibited under the SEC and PCAOB independence rules for covered persons. The shares, where allowed under federal law, were disposed of promptly upon notification of these matters and were not material to the respective professionals’ net worth.

PwC provided an overview to our Board of Directors, the Audit Committee and Executive Management team of the facts and circumstances surrounding the services and relationships, including the entities involved, the nature of the services and relationships, the period over which the services and relationships existed, and the fees earned by the PwC network firms. Additionally, the services, relationships and fees are not significant to the PwC network firms, do not place PwC in a position of auditing its own work, do not result in PwC acting as management or an employee of the Company and do not place PwC in a position of being an advocate for the Company. Considering the facts presented, our Board of Directors, the Audit Committee, Executive Management team and PwC have concluded (1) that the services and relationships do not and would not impair PwC’s application of objective and impartial judgment on any matter encompassed within PwC’s audits of our financial statements as of December 31, 2022 and December 25, 2021 and for the years ended December 31, 2022, December 25, 2021 and December 26, 2020 and (2) no reasonable investor would conclude otherwise.

INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below.
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 9, 2023;

•
our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2023, filed on May 11, 2023;

•
our Definitive Proxy Statement on Schedule 14A filed on April 28, 2023 (excluding any portions that were not incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022); and

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 26, 2022 (File No. 001-41541), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 9, 2023.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed as so modified or superseded, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to: Mobileye Investor Relations; investors@mobileye.com; telephone: +1 (917) 960-1525.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement on Form S-1 with the SEC with respect to the registration of the Class A common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.
We are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s website at www.sec.gov. We also maintain a website at www.mobileye.com at which you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

38,500,000 Shares
Mobileye Global Inc.
Class A Common Stock

PROSPECTUS
Goldman Sachs & Co. LLCMorgan Stanley
Barclays	BofA Securities	Citigroup	Evercore ISI	J.P. Morgan
BNP PARIBAS	Mizuho	RBC Capital Markets	TD Cowen	Wolfe | Nomura Alliance
Needham & Company	Raymond James	Siebert Williams Shank	Tigress Financial Partners
Academy Securities	Blaylock Van, LLC	Cabrera Capital Markets LLC	CICC	Drexel Hamilton
Guzman & Company	Independence Point Securities	Loop Capital Markets